Exhibit 4.6

EXECUTION VERSION

First Supplemental Indenture (this “First Supplemental Indenture”), dated as of May 7, 2015, among DJO Finance LLC, a Delaware limited liability company (the “Company”), DJO Finance Corporation, a Delaware corporation wholly owned by the Company (the “Co-Issuer” and together with the Company, the “Issuers”), the subsidiaries of the Company listed on the signature pages hereto (each, a “Guaranteeing Subsidiary”) and The Bank of New York Mellon, as trustee (the “Trustee”) and Second Lien Agent.

W I T N E S S E T H

WHEREAS, DJO Finco Inc. (the “Initial Issuer”) has heretofore executed and delivered to the Trustee and Second Lien Agent an indenture (the “Indenture”), dated as of May 7, 2015, providing for the issuance of an unlimited aggregate principal amount of 8.125% Second Lien Notes due 2021 (the “Notes”);

WHEREAS, the Issuers and each Guaranteeing Subsidiary that is a signatory hereto is executing this First Supplemental Indenture pursuant to which (i) the Issuers shall each become a party to the Indenture and assume all of the rights and be subject to all of the obligations and agreements of the “Issuers” under the Indenture and (ii) each such Guaranteeing Subsidiary shall become a party to the Indenture and assume all of the rights and be subject to all of the obligations and agreements of a “Guarantor” under the Indenture ; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture without the consent of any Holder.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to be Bound; Guarantee.

(a) Agreement to be Bound. Without limiting the assumption by operation of law upon the Merger, (i) the Company hereby becomes party to the Indenture as the “Company” for all purposes thereof and as such will have all of the rights and be subject to all of the obligations and agreements of the “Company” under the Indenture, (ii) the Co-Issuer hereby becomes party to the Indenture as the “Co-Issuer” for all purposes thereof and as such will have all of the rights and be subject to all of the obligations and agreements of the “Co-Issuer” under the Indenture and (iii) each of the Company and the Co-Issuer hereby acknowledges that each such Person shall be an “Issuer” under the Indenture for all purposes thereof, and as such will have all the rights and be subject to all the obligations and agreements of an “Issuer” under the Indenture.

(b) Guarantee. Each Guaranteeing Subsidiary by executing this First Supplemental Indenture agrees to be a Guarantor under the Indenture for all purposes thereof and as such will have all of the rights and be subject to all of the obligations and

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agreements of a “Guarantor” under the Indenture, including but not limited to the obligations and agreements in Article 10 thereof.

(3) Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(4) Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(5) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(6) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and each Guaranteeing Subsidiary.

(12) Benefits Acknowledged. Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this First Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(13) Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and each Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby and entitled to the benefits hereof.

(14) Effectiveness of Supplemental Indenture. This Supplemental Indenture shall be effective upon its execution and delivery by the parties hereto. The provisions of this Supplemental Indenture will only become operative concurrently with the consummation of the Merger.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

DJO FINANCE LLC

By:	/s/ Susan M. Crawford
Name:	Susan M. Crawford
Title:	Executive Vice President and Chief Financial Officer

DJO FINANCE CORPORATION

By:	/s/ Susan M. Crawford
Name:	Susan M. Crawford
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to First Supplemental Indenture]

DJO, LLC DJO CONSUMER, LLC EMPI, INC. ELASTIC THERAPY, LLC ENCORE MEDICAL ASSET CORPORATION ENCORE MEDICAL GP, LLC ENCORE MEDICAL PARTNERS, LLC RIKCO INTERNATIONAL, LLC

By:	/s/ Susan M. Crawford
Name:	Susan M. Crawford
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to First Supplemental Indenture]

ENCORE MEDICAL, L.P.
By: Encore Medical GP, LLC, its general partner

By:	/s/ Susan M. Crawford
Name:	Susan M. Crawford
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to First Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee and Second Lien Agent

By:	/s/ Francine Kincaid
Name:	Francine Kincaid
Title:	Vice President

[Signature Page to First Supplemental Indenture]